                 CONVERTIBLE PROMISSORY NOTE PURCHASE AGREEMENT

THIS CONVERTIBLE PROMISSORY NOTE PURCHASE AGREEMENT (this "AGREEMENT") dated as of October 20, 2003, is entered into between SurfNet Media Group, Inc., a
Delaware corporation (the "COMPANY" or "SurfNet"), and BCC Investment Foundation
Holdings Ltd., a British Virgin Islands corporation ("BCC")

WHEREAS, BCC desires to invest in SurfNet by purchasing convertible promissory notes with an aggregate principal amount of up to $500,000 upon the terms and subject to the conditions set forth in this Agreement, and SurfNet desires such an investment;

Accordingly, the parties hereto agree as follows:

                                   ARTICLE 1
                                  DEFINITIONS

As used in this Agreement, the following terms shall have the following meanings:

"BUSINESS DAY" means a day other than Saturday or Sunday, on which commercial banks are open for business in Phoenix, Arizona.

"DOLLARS" and the sign "$" each means lawful money of the United States.

"GOVERNMENTAL AUTHORITY" means any United States federal, state, local or other governmental department, commission, board, bureau, agency, central bank, court, tribunal or other instrumentality or authority, domestic or foreign, exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

"LIEN" means any mortgage, deed of trust, pledge, security interest, assignment, deposit arrangement, charge or encumbrance, lien (statutory or other), or other preferential arrangement (including any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing or any agreement to give any security interest).

"MATERIAL ADVERSE EFFECT" means any event, matter, condition or circumstance which: (i) has or would reasonably be expected to have a material adverse change on SurfNet's business, prospects, operating results or financial condition; (ii)
would materially impair the ability of SurfNet to perform or observe its obligations under or in respect of the Transaction Documents; or (iii)
materially affects the legality, validity, binding effect or enforceability of any of the Agreement or the Notes.

"TRANSACTION DOCUMENTS" means this Agreement, the Notes and all other certificates, documents, agreements and instruments delivered to BCC under or in connection with this Agreement.

                                   ARTICLE 2
                           PURCHASE AND SALE OF NOTES

2.1 SALE AND ISSUANCE OF THE FIRST NOTE AND SECOND NOTE. Subject to the terms and conditions of this Agreement, (i) BCC agrees to purchase, and the
    Company agrees to sell and issue to BCC, one Note in the principal amount of One Hundred Thousand Dollars ($100,000) (the "FIRST NOTE") upon receipt of such amount; and (ii) BCC agrees to purchase, and the Company agrees to sell and issue to BCC, a second Note in the principal amount of One Hundred
    Thousand Dollars ($100,000) (the "SECOND NOTE") upon receipt of such amount.

2.2 FIRST AND SECOND CLOSINGS. The purchase and sale of the First Note shall take place at the Company's offices, not later than 3:00 p.m. Arizona Time on or before Thursday, October 23, 2003 (the "FIRST CLOSING"). At the First
    Closing, the Company shall deliver to BCC the First Note against payment of the purchase price therefor by wire transfer. The purchase and sale of the
    Second Note shall take place at the Company's offices, at not later than
    10:00 a.m. Arizona Time on or before November 4, 2003 (the "SECOND
    CLOSING"). At the Second Closing, the Company shall deliver to BCC the
    Second Note against payment of the purchase price therefor by wire transfer.

2.3 SALE AND ISSUANCE OF THE THIRD NOTE. SurfNet shall issue and sell to BCC, and BCC agrees to purchase from SurfNet, on the terms and conditions herein set forth, a third Note with a principal amount of One Hundred Fifty
    Thousand Dollars ($150,000) (the "THIRD NOTE") upon receipt of such amount;
    PROVIDED, SurfNet has achieved gross monthly sales of Three Hundred
    Thousand Dollars ($300,000) for two consecutive months (the "MILESTONE").

2.4 PROCEDURE FOR PURCHASE OF THIRD NOTE. The purchase of the Third Note shall be made upon written notice from BCC to SurfNet. Such notice (the "NOTICE
    OF BORROWING") shall refer to this Agreement and shall specify: (i) the proposed date of the sale of the Third Note, which shall be a Business Day;
    and (ii) a request for payment instructions with respect to the funds to be made available to SurfNet as a result of such borrowing. Upon fulfillment of the applicable conditions set forth in this Agreement, BCC shall purchase the Note from SurfNet on the date set forth on the Notice of
    Borrowing. The closing for the Third Note shall be the date of funding of the Third Note.

2.5 SALE AND ISSUANCE OF THE FOURTH NOTE. SurfNet shall issue and sell to BCC, and BCC agrees to purchase from SurfNet, on the terms and conditions herein set forth, a fourth Note with a principal amount of One Hundred Fifty
    Thousand Dollars ($150,000) (the "FOURTH NOTE") upon receipt of such amount; PROVIDED, SurfNet has achieved gross monthly sales of Four Hundred
    Fifty Thousand Dollars ($450,000) for two consecutive months (the
    "MILESTONE").

2.6 PROCEDURE FOR PURCHASE OF FOURTH NOTE. The purchase of the Fourth Note shall be made upon written notice from BCC to SurfNet. Such notice (the
    "NOTICE OF BORROWING") shall refer to this Agreement and shall specify: (i)
    the proposed date of the sale of the Fourth Note, which shall be a Business

    Day; and (ii) a request for payment instructions with respect to the funds to be made available to SurfNet as a result of such borrowing. Upon fulfillment of the applicable conditions set forth in this Agreement, BCC shall purchase the Note from SurfNet on the date set forth on the Notice of
    Borrowing. The closing for the Fourth Note shall be the date of funding of the Fourth Note.

                                   ARTICLE 3
                               TERMS OF THE NOTES

3.1 INTEREST. Interest shall accrue on the unpaid principal amount of each Note from the date of such Note until the maturity thereof, at an interest rate of Ten Percent (10%) per annum. Interest shall be computed as simple annual interest on the basis of a year of 360 days for the actual number of days occurring in the period for which such interest is payable. . For a period of five years from the date of issuance of eachNote, interest shall be payable quarterly in arrears on the thirtieth day following the closing of the calendar quarter through the issuance of that number of fully paid and non-assessable shares of SurfNet $.0001 par value common stock (the "COMMON
    STOCK") obtained by dividing the accrued interest due under such Note by
    One Dollar ($1.00) per share. Thereafter, SurfNet shall have the option to pay accrued interest on the Notes in Dollars.

3.2 REPAYMENT OF THE NOTES. The principal amount and accrued interest outstanding under each Note hereunder shall be due and payable on or before the seventh anniversary of the date of issuance of such Note (the "MATURITY
    DATE"), unless earlier prepaid under Section 3.3, converted or accelerated.

3.3 PREPAYMENTS. At any date following the fifth anniversary of the issuance thereof, SurfNet may, upon prior notice to BCC not later than ten (10)
    Business Days prior to the date of prepayment, prepay the outstanding principal amount and interest under any Note in whole or in part; provided that SurfNet gives BCC thirty (30) days written notice within which to exercise its right of conversion under Section 3.4. In the event of prepayment, SurfNet shall pay BCC a prepayment penalty calculated as follows: Fifteen percent (15%) of the principal amount of any Note prior to the second anniversary of the issuance thereof; ten percent (10%) of the principal amount of any Note prior to the third anniversary of the issuance thereof; and five percent (5%) of the principal amount of any Note prior to the fourth anniversary of the issuance thereof. Following the fifth anniversary of the issuance thereof, SurfNet may prepay the outstanding principal amount and interest under any Note without premium or penalty.
    The notice given of any prepayment shall specify the date and amount of the prepayment and the date of the Note to which such prepayment shall be applied.

3.4 CONVERSION OF NOTES.

    (a) RIGHT TO CONVERT. Subject to and upon compliance with the provisions of this Agreement, BCC shall have the right at its option to convert the outstanding principal amount under the First Note, the Second Note or the Third Note or any portion thereof PROVIDED such portion of principal amount is at least $10,000, into that number of fully paid and non-assessable shares of SurfNet Common Stock obtained by dividing the principal amount under such Note surrendered for conversion by the
        Conversion Price (as defined below) in effect at such time.

    (b) AUTOMATIC CONVERSION OF THE NOTES. Unless earlier converted pursuant to Section 3.4(a) above, the outstanding principal amount under the
        Notes shall automatically be converted into that number of fully paid and non-assessable shares of SurfNet Common Stock obtained by dividing the principal amount under the Note surrendered for conversion by the
        Conversion Price (as defined below) when SurfNet achieves a run rate equaling gross annual sales of Thirteen Million Eight Hundred Thousand
        Dollars ($13,800,000) calculated on a rolling twelve (12) month basis.

    (c) EXERCISE OF CONVERSION PRIVILEGE; ISSUANCE OF PREFERRED STOCK ON
        CONVERSION; NO ADJUSTMENT FOR INTEREST OR DIVIDENDS. In order to exercise the right to conversion with respect to a Note, BCC shall surrender the Note and shall give written notice of conversion to
        SurfNet that BCC elects to convert the Note or the specified portion thereof specified in said notice. Such notice shall also state the name or names (with address) in which the certificate or certificates for shares of SurfNet Common Stock which shall be issuable on such conversion shall be issued. As promptly as practicable, but in no event more than fifteen (15) Business Days after satisfaction of the requirements for conversion set forth above, SurfNet shall issue and shall deliver to BCC, a certificate or certificates for the number of full shares issuable upon the conversion of such Note or portion thereof in accordance with the provisions of this subsection (c) and a check or cash in respect of any fractional interest in respect of a share of SurfNet Common Stock arising upon such conversion, as provided below. In case any Note shall be surrendered for partial conversion, SurfNet shall execute and deliver to the holder of the
        Note so surrendered, without charge, a new Note or Notes in authorized denominations in an aggregate principal amount equal to the unconverted portion of the surrendered Note. Each conversion shall be deemed to have been effected as to any such Note (or the specified portion thereof) on the date on which the requirements set forth above in this Agreement required to be satisfied by the holder have been satisfied as to such Note (or portion thereof), and the person whose name any certificate or certificates for shares of SurfNet Common
        Stock shall be issuable upon such conversion shall be deemed to have become on said date the holder of record of the shares represented thereby. No fractional shares or scrip representing fractional shares shall be issued upon conversion of Notes. If any fractional share of stock would be issuable upon the conversion of any Note or Notes,
        SurfNet shall make an adjustment therefor in cash at the current fair market value thereof.

3.5 CONVERSION PRICE. The "CONVERSION PRICE" shall be Sixty-five cents ($0.65)
    per share.

3.6 EFFECT OF RECLASSIFICATION, CONSOLIDATION, MERGER OR SALE. If any of the
    following events occur, namely (i) any reclassification or change of outstanding shares of SurfNet Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination), (ii) any consolidation, merger or combination of SurfNet with another corporation as a result of which holders of SurfNet Common Stock shall be entitled to receive stock, securities or other property or assets (including cash) with respect to or in exchange for such Common Stock (a "Merger"), or (iii) any sale or conveyance of the properties and assets of SurfNet as, or substantially as, an entirety to any other corporation as a result of which holders of Common Stock shall be entitled to receive stock, securities or other property or assets (including cash) with respect to or in exchange for such Common Stock (an "Asset Sale"), then SurfNet or the successor or purchasing corporation, as the case may be, shall execute with BCC an amendment to this Agreement providing that all issued and outstanding Notes shall be convertible into the kind and amount of shares of stock and other securities or property or assets (including cash) receivable upon such reclassification, change, consolidation, merger, combination, sale or conveyance by a holder of a number of shares of Common Stock issuable upon conversion of such Notes immediately prior to such reclassification, change, consolidation, merger, combination, sale or conveyance.

3.7 RESERVATION OF SHARES; SHARES TO BE FULLY PAID. SurfNet shall provide, free from preemptive rights, out of its authorized but unissued shares or shares held in treasury, sufficient shares to provide for the conversion of the
    Notes from time to time as such Notes are presented for conversion. From the execution of this Agreement, SurfNet will take all corporate action which may, in the opinion of its counsel, be necessary in order that
    SurfNet may validly and legally issue shares of such SurfNet Common Stock at such adjusted Conversion Price. SurfNet covenants that all shares of
    SurfNet Common Stock which may be issued upon conversion of Notes will upon issue be fully paid and non-assessable by SurfNet and free from all taxes,
    Liens and other charges with respect to the issue thereof.

                                   ARTICLE 4
                         REPRESENTATIONS AND WARRANTIES

4.1 REPRESENTATIONS AND WARRANTIES OF SurfNet. SurfNet hereby represents and warrants to BCC that:

    (a) ORGANIZATION, GOOD STANDING AND QUALIFICATION. The Company is a
        corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect on SurfNet.

    (b) AUTHORIZATION AND ISSUANCE. The execution, delivery and performance of the Transaction Documents and any other agreement contemplated hereunder by SurfNet have been duly authorized by all necessary corporate action of SurfNet. The shares of Common Stock to be issued upon conversion of the Notes (the "CONVERSION SHARES") have been or will be duly authorized by all necessary corporate action of SurfNet and, upon issuance and payment therefor, will be validly issued, fully paid and non-assessable, and issued, upon BCC making appropriate written investment representations to SurfNet upon the conversion of each Note into shares of Common Stock as provided in this Agreement, in compliance with the qualification and registration requirements or exemptions therefrom under all applicable state and federal securities laws.

    (c) APPROVALS AND CONSENTS. No approval, consent or authorization of any natural person, firm, corporation or Governmental Authority which has not heretofore been obtained is necessary for the execution or delivery of this Agreement, the Transaction Documents or any other agreement contemplated hereunder by SurfNet or for the performance by
        SurfNet of any of the terms or conditions thereof.

    (d) OFFERING. Subject in part to the truth and accuracy of BCC's representations set forth in Section 4.2 of this Agreement, the offer, sale and issuance of the Notes as contemplated by this Agreement are exempt from the registration requirements of the Securities Act, and neither the Company nor any authorized agent acting on its behalf will take any action hereafter that would cause the loss of such exemption.

    (e) LITIGATION. There is no action, suit, proceeding or investigation pending or currently threatened against the Company that questions the validity of this Agreement or the Transaction Documents, or the right of the Company to enter into such agreements, or to consummate the transactions contemplated hereby or thereby. The Company is not a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or
        instrumentality.

    (f) PATENTS AND TRADEMARKS. To its knowledge (but without having conducted any special investigation or patent search), the Company has sufficient title and ownership of all patents, trademarks, service marks, trade names, copyrights, trade secrets, information, proprietary rights and processes necessary for its business as now conducted without any conflict with or infringement of the rights of others. The Company has not received any communications alleging that the Company has violated or, by conducting its business, would violate any of the patents, trademarks, service marks, trade names, copyrights or trade secrets or other proprietary rights of any other person or entity. The Company is not aware that any of its employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of his or her best efforts to promote the interests of the Company or that would conflict with the Company's business as conducted. Neither the execution nor delivery of this
        Agreement nor the carrying on of the Company's business by the employees of the Company, nor the conduct of the Company's business will, to the Company's knowledge, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such employees is now obligated.

    (g) COMPLIANCE WITH LAW. SurfNet, to its knowledge, is in material compliance with all applicable statutes, laws, regulations and executive orders of the United States of America and all states, foreign countries, and other governmental bodies and agencies having jurisdiction over its business or properties except to the extent non-compliance would not have a Material Adverse Effect on SurfNet, and SurfNet has received no notice of any violation of such statutes, laws, regulations or orders which has not been remedied prior to the date hereof.

    (h) AGREEMENTS; CONTRACTS. SurfNet has not materially breached, nor does it have knowledge of any claim or threat that it has materially breached, any terms or conditions of any material agreement, contract, lease, license, instrument or commitment that, individually or in the aggregate, could have a Material Adverse Effect on SurfNet, nor is
        SurfNet in violation of any term of its Certificate of Incorporation or Bylaws, as now in effect. The execution, delivery and performance of and compliance with this Agreement and the other Agreements contemplated hereby, and the issuance of the Notes or the Conversion
        Shares, have not resulted and will not result in any violation of, or conflict with, or constitute a default under any of the foregoing, or result in the creation of any Lien or charge upon any of the properties or assets of SurfNet.

    (i) DISCLOSURE. The Company has provided BCC with all the information that it has requested for deciding whether to purchase the Notes. To its knowledge, neither this Agreement nor any other written statements or certificates made or delivered in connection herewith or therewith contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein not misleading.

    (j) TITLE TO PROPERTY AND ASSETS. The Company owns its property and assets free and clear of all Liens, except such Liens that are immaterial in size (individually or in the aggregate), arise in the ordinary course of business and do not materially impair the Company's ownership or use of such property or assets. With respect to the property and assets it leases, the Company is in compliance with such leases and, to its knowledge, holds a valid leasehold interest free of any Liens.

4.2 REPRESENTATIONS AND WARRANTIES OF BCC. BCC hereby represents and warrants to SurfNet that:

    (a) AUTHORIZATION. BCC has full power and authority to enter into this
        Agreement and the Transaction Documents, and each such agreement constitutes its valid and legally binding obligation, enforceable in accordance with its terms.

    (b) ORGANIZATION, GOOD STANDING AND QUALIFICATION. BCC is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and has all requisite power and authority to carry on its business as now conducted. BCC is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would not have a
        Material Adverse Effect on BCC.

    (c) PURCHASE ENTIRELY FOR OWN ACCOUNT. This Agreement is made with BCC in reliance upon its representation to SurfNet, which by its execution hereof BCC hereby confirms, that the Notes to be received by it, the
        Common Stock issuable upon conversion of the Notes (collectively, the
        "SECURITIES") will be acquired for investment for its own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that BCC has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, BCC further represents that it does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant
        participations to such person or to any third person, with respect to any of the Securities.

    (d) DISCLOSURE OF INFORMATION. BCC believes it has received all the information it considers necessary or appropriate for deciding whether to purchase the Notes. BCC further represents that it has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Notes, and the business, properties, prospects and financial condition of the
        Company.

    (e) INVESTMENT EXPERIENCE. BCC is an investor in securities of companies in the development stage and acknowledges that it is able to fend for itself, can bear the economic risk of its investment, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the
        Notes. If other than an individual, Investor also represents it has not been organized for the purpose of acquiring the Notes.

    (f) ACCREDITED INVESTOR. BCC is an "accredited investor" within the meaning of SEC Rule 501 of Regulation D, as presently in effect.

    (g) RESTRICTED SECURITIES. BCC understands that the Securities it is purchasing are characterized as "restricted securities" under the federal securities laws inasmuch as they are being acquired from the
        Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act, only in certain limited circumstances. In this connection, BCC represents that it is familiar with SEC Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

    (h) FURTHER LIMITATIONS ON DISPOSITION. Without in any way limiting the representations set forth above, BCC further agrees not to make any disposition of all or any portion of the Securities unless and until the transferee has agreed in writing for the benefit of the Company to be bound by this Section 4.2, and:

       (i)   There is then in effect a Registration Statement under the
             Securities Act covering such proposed disposition and such disposition is made in accordance with such Registration
             Statement; or

       (ii)  BCC shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration of such shares under the Securities
             Act and satisfies the requirements of Rule 144.

    (i) LEGENDS. It is understood that the certificates evidencing the
        Securities may bear the following legend:

        "These securities have not been registered under the Securities Act of
        1933, as amended. They may not be sold, offered for sale, pledged or hypothecated in the absence of a registration statement in effect with respect to the securities under such Securities Act or an opinion of counsel satisfactory to the Company that such registration is not required."

                                   ARTICLE 5
                                   CONDITIONS

5.1 CONDITIONS OF BCC AT THE CLOSING. The obligation of BCC to purchase the
    Notes at the Closing shall be subject to the satisfaction of each of the following conditions:

    (a) The representations and warranties of SurfNet contained in Section 4.1 shall be true on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the date of such Closing.

    (b) The Company shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the
        Closing.

    (c) There is no Event of Default (as defined in Section 7.1).

5.2 CONDITIONS OF SurfNet. The obligations of the Company to BCC under this
    Agreement are subject to each of the following conditions:

    (a) The representations and warranties of BCC contained in Section 4.2 shall be true on and as of the Closing with the same effect as though such representations and warranties had been made on and as of such dates.

    (b) BCC shall have funded the principal amount of the Notes.

                                   ARTICLE 6
                                   COVENANTS

6.1 AFFIRMATIVE COVENANTS. So long as any of the Notes shall remain unpaid or
    BCC shall have any obligation to purchase Notes hereunder, SurfNet agrees that:

    (a) PRESERVATION OF EXISTENCE. SurfNet will maintain and preserve, through itself or any successor to its business, its corporate existence, its rights to transact business and all other rights, franchises and privileges necessary or desirable in the normal course of its business and operations and the ownership of its material properties.

    (b) COMPLIANCE WITH LAWS. SurfNet will comply in all material respects with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority and the terms of any material indenture, contract or other instrument to which it may be a party or under which it or its properties may be bound, except to the extent failure to so comply would not have a Material Adverse Effect.

    (c) MAINTENANCE OF PROPERTIES. SurfNet will use commercially reasonable efforts to maintain and preserve all of its material properties necessary or useful in the proper conduct of its business in good working order and condition in accordance with the general practice of other corporations of similar character and size, ordinary wear and tear excepted.

    (d) LICENSES. SurfNet will use commercially reasonable efforts to obtain and maintain all licenses, authorizations, consents, filings, exemptions, registrations and other governmental approvals necessary in connection with the execution, delivery and performance of the
        Transaction Documents, the consummation of the transactions therein contemplated or the operation and conduct of its business and ownership of its properties.

    (e) FURTHER ASSURANCES AND ADDITIONAL ACTS. SurfNet will execute, acknowledge, deliver, file, notarize and register at its own expense all such further agreements, instruments, certificates, documents and assurances and perform such acts as BCC shall deem reasonably necessary or appropriate to effectuate the purposes of the Transaction
        Documents, and promptly provide BCC with evidence of the foregoing reasonably satisfactory in form and substance to BCC.

                                       10

    (f) PLACE OF BUSINESS. The Company shall provide BCC prompt written notice of any change in the location of its principal place of business and its chief executive office.

    (g) INSPECTION RIGHTS. The Company shall permit BCC, at BCC's expense, to visit and inspect the Company's properties, to examine its books of account and records and to copy the same and to make excerpts therefrom, and to discuss the Company's affairs, finances and accounts with its officers, all at such reasonable times during normal business hours as may be reasonably requested by BCC, so long as such inspection, examination, copying and discussions do not unreasonably interfere with the business of the Company and BCC agrees to keep any and all information obtained during inspection, examination, copying and discussions confidential, not disclose such information (except as may be required by law or court order, such information and not otherwise known to BCC through other sources or publicly known).

                                   ARTICLE 7
                               EVENTS OF DEFAULT

7.1 EVENTS OF DEFAULT. Any of the following events that shall occur shall constitute an "EVENT OF DEFAULT":

    (a) PAYMENTS. SurfNet shall fail to pay when due any amount of principal of, or interest on, any Note, or any other amount payable under any
        Transaction Document, and such failure shall remain unremedied by
        SurfNet for a period of thirty (30) days following the date of notice that such payment is due.

    (b) REPRESENTATIONS AND WARRANTIES. Any representation or warranty by
        SurfNet in the Transaction Documents shall prove to have been incorrect in a material respect when made or deemed made.

    (c) FAILURE BY SurfNet TO PERFORM CERTAIN COVENANTS. SurfNet shall fail to perform or observe any material term, covenant or agreement contained in this Agreement and any such failure shall remain unremedied for a period of thirty (30) days from the notice by BCC of the occurrence thereof.

    (d) BANKRUPTCY. SurfNet shall file a voluntary petition in bankruptcy or a petition or answer seeking reorganization, to effect a plan or other arrangement with creditors or any other relief under the Bankruptcy
        Reform Act of 1978 (the "BANKRUPTCY CODE") or under any other state or federal law relating to bankruptcy or reorganization granting relief to debtors, whether now or hereafter in effect, or shall file an answer admitting the jurisdiction of the court and the material allegations of any involuntary petition filed against SurfNet pursuant to the Bankruptcy Code or any such other state or federal law; or
        SurfNet shall be adjudicated a bankrupt, or shall make an assignment for the benefit of creditors, or shall apply for or consent to the appointment of any custodian, receiver or trustee for all or any

                                       11

        substantial part of SurfNet's property, or shall take any action to authorize any of the actions or events set forth above in this subsection; or an involuntary petition seeking any of the relief specified in this subsection shall be filed against SurfNet; or any order for relief shall be entered against SurfNet in any involuntary proceeding under the Bankruptcy Code or any such other state or federal law referred to in this subsection (d).

7.2 CURE. Upon each of such Event of Default, the Company shall have thirty
    (30) days to cure such default after receipt of written notice of default from BCC specifying the nature of the Company's default. If the Company is unable to cure its default within such thirty (30) day period, BCC may, at its option, accelerate repayment of the Outstanding Balance in which case the Outstanding Balance shall be due and payable immediately. Upon any default of the Company hereunder, BCC may pursue any remedies that are available to it. In addition, BCC shall have a right to offset any amounts due upon such a default against any amounts (including royalties, if any)
    payable by BCC or its parent to the Company.

                                   ARTICLE 8
                                 MISCELLANEOUS

8.1 AMENDMENTS AND WAIVERS. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of SurfNet and BCC. Any amendment or waiver effected in accordance with this paragraph shall be binding upon both parties hereto.

8.2 NOTICES. Except as may be otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Agreement shall be in writing and shall be conclusively deemed to have been duly given (a)
    when hand delivered to the other party; (b) when received when sent by facsimile at the address and number set forth below (provided, however, that notices given by facsimile shall not be effective unless either (i) a duplicate copy of such facsimile notice is promptly given by one of the other methods described in this Section 8.2, or (ii) the receiving party delivers a written confirmation of receipt for such notice either by facsimile or any other method described in this Section 8.2; (c) three business days after deposit in the U.S. mail with first class or certified mail receipt requested postage prepaid and addressed to the other party as set forth below; or (d) the next business day after deposit with a national overnight delivery service, postage prepaid, addressed to the parties as set forth below with next-business-day delivery guaranteed, provided that the sending party receives a confirmation of delivery from the delivery service provider.

     To BCC:                                        To SurfNet:

     P.O. Box 3321                                  2245 West University Drive, Suite 9
     Road Town, Torotola, British Virgin Islands    Tempe, AZ  85281
     Attention:  Director                           Attention: Chief Financial Officer

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8.3 SURVIVAL. All covenants, agreements, representations and warranties made herein shall, except to the extent otherwise provided herein, survive the execution and delivery of this Agreement, the execution and delivery of the
    Notes, and shall continue in full force and effect so long as BCC has any commitment, any Notes remain outstanding or unpaid or any obligation to perform any other act under this Agreement or the Transaction Documents otherwise remains unsatisfied.

8.4 BENEFITS OF AGREEMENT. The Transaction Documents are entered into for the sole protection and benefit of the parties hereto and their successors and assigns, and no other person shall be a direct or indirect beneficiary of, or shall have any direct or indirect cause of action or claim in connection with, any Transaction Document.

8.5 BINDING EFFECT; ASSIGNMENT. This Agreement shall become effective when it shall have been executed by SurfNet and BCC and thereafter shall be binding upon, inure to the benefit of and be enforceable by SurfNet, BCC and their successors and assigns

8.6 GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with the law of the State of Delaware without regard to application of principles of conflicts of laws.

8.7 ENTIRE AGREEMENT. This Agreement and the documents referred to herein constitute the entire agreement between the parties and no party shall be liable or bound to any other party in any manner by any warranties, representations, or covenants except as specifically set forth herein or therein.

8.8 SEVERABILITY. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

8.9 COUNTERPARTS. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.

8.10 DISPUTE RESOLUTION. The parties agree to negotiate in good faith to resolve any dispute between them regarding this Agreement. If the negotiations do not resolve the dispute to the reasonable satisfaction of both parties, then each party shall nominate one officer as its representative. These representatives shall, within thirty (30) days of a written request by either party to call such a meeting, meet in person and alone (except for one assistant for each party) and shall attempt in good faith to resolve the dispute. If the disputes cannot be resolved in such meeting, the parties agree that they shall, if requested in writing by either party, meet within thirty (30) days after such written notification for one day with an impartial mediator and consider dispute resolution alternatives other than litigation. If an alternative method of dispute resolution is not agreed upon within thirty (30) days after the one day mediation, either

                                       13

     party may begin litigation proceedings. This procedure shall be a prerequisite before taking any additional action hereunder.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement, as of the date first above written.

BCC INVESTMENT FOUNDATION HOLDINGS LTD.     SURFNET MEDIA GROUP, INC.

By: /s/ Geoffrey Taylor                     By:/s/ Robert D. Arkin
    Geoffrey Taylor                            Robert D. Arkin
    Director                                   Chairman

                                       14

                                    EXHIBIT A
                       FORM OF CONVERTIBLE PROMISSORY NOTE

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THEY
MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED FOR HYPOTHECATED IN THE ABSENCE OF A
REGISTRATION STATEMENT IS AN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH
ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION
IS NOT REQUIRED OR UNLESS SOLD PURSUANT TO RULE 144 OF SUCH ACT.

                                                      CONVERTIBLE PROMISSORY NOTE

____________, 2003
Tempe, Arizona

FOR VALUE RECEIVED, SurfNet Media Group, Inc., a Delaware corporation
("MAKER" or "SurfNet"), promises to pay to the order of BCC Investment
Foundation Holdings Ltd., a British Virgin Islands corporation ("HOLDER" or
"BCC"), the principal sum of _______________________, together with interest from the date of this Note on the unpaid principal balance at a rate of Ten
Percent (10%). Interest shall be computed as simple annual interest on the basis of a year of 360 days for the actual number of days occurring in the period for which such commitment fee or interest is payable. Payment shall be made by Maker to Holder at the offices of BCC, located at P.O. Box 3321, Road Town, Torotola,
British Virgin Islands, or to such other office and account of Holder as it from time to time shall designate in a written notice to Maker.

This Note is issued pursuant to that certain Convertible Note Purchase Agreement dated as of October 20, 2003, between Maker and Holder (the "AGREEMENT"). Terms used herein have the meanings assigned to those terms in the Agreement, unless otherwise defined herein.

The terms of payment of principal and accrued interest shall be in accordance with the terms and conditions of the Agreement. Payment shall be made in lawful tender of the United States and shall be credited first to accrued interest then due and payable with the remainder applied to principal. Prepayment of the principal, together with accrued interest, may be made at any time without penalty or premium, subject to Section 3.3 of the Agreement.

The unpaid principal on this Note (or any portion thereof) shall be convertible at the election of Holder into shares of SurfNet Common Stock pursuant to the terms and conditions set forth in the Agreement.

If action is instituted to collect this Note, Maker will pay all costs and expenses, including reasonable attorneys' fees, incurred in connection with such action. Maker hereby waives notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor and all other notices or demands relative to this instrument.

                                       15

The holding of any provision of this Note to be invalid or unenforceable by a court of competent jurisdiction shall not affect any other provisions and the other provisions of this Note shall remain in full force and effect.

This Note shall be construed in accordance with the laws of the state of
Delaware, without regard to the conflicts of law provisions of the state of
Delaware or of any other state.

The Maker has caused this Convertible Promissory Note to be issued as of the date first above written.

                                            SURFNET MEDIA GROUP, INC.

                                            By:______________________________
                                            Its:______________________________

                                       16